Exhibit 10.4

TMP WORLDWIDE INC.

622 THIRD AVENUE

NEW YORK, NY 10017

March 7, 2003

Mr. Richard W. Pehlke

850 Raintree Drive

Naperville, Illinois 60540

Dear Rich:

This will confirm our understanding with respect to your taking the position of Executive Vice President and Chief Financial Officer of the Search and Selection Operations (the “Specified Operations”) of TMP Worldwide Inc. (“TMP”) in accordance with the terms of this agreement. You and the Company hereby agree as follows:

1. The Company agrees to employ you and you agree to be employed by the Company as Executive Vice President and Chief Financial Officer of the Specified Operations, with such duties and responsibilities with respect to the Company and its affiliates as the Company’s Chief Executive Officer of the Specified Operations (“CEO”) or such other person from time to time designated by the CEO to deal with matters related to this agreement (the “Designee”) shall reasonably direct. You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties. You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and to adhere to any and all of the employment policies of the Company. Your role in this position commenced on February 24, 2003. [As you are aware, your role will require substantial amounts of travel.]

2. In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $350,000 per year (prorated for periods of less than a full year) in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company’s policies, (c) provide you with four (4) weeks vacation per year in accordance with the Company’s policies (prorated for periods of less than a full year) and (d) with respect to employment in calendar year 2003 and any calendar year thereafter, provide you with annual performance based bonuses of up to $600,000 on the basis of satisfaction of such performance goals as are established by the Compensation Committee of the Board of Directors of the Company within 90 days of the commencement of the applicable calendar year period. In addition, the Company will reimburse you for up to $25,000 in expenses you incur for personal financial planning for which you

Mr. Richard W. Pehlke

March 7, 2003

submit receipts (or other reasonable evidence of payment of such expenses) on or prior to February 24, 2006.

3. You may terminate this agreement at any time upon 60 days’ prior written notice. The Company may terminate this agreement at any time upon written notice. This agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365 day period. It is understood and agreed that in the event that this agreement is terminated by the Company in accordance with the second sentence of this Section 3 either (A) as a result of the non-occurrence of the Disposition (as defined in Section 6 below) or (B) following the Disposition other than for Cause (as defined below), then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to (w) receive as severance your then applicable base salary hereunder for a period of twelve (12) months following such termination, payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees, plus, solely in the event such termination is following the Disposition other than for Cause (and not as a result of the non-occurrence of the Disposition), an assumed bonus amount equal to the greater of (1) $150,000 and (2) fifty percent (50%) of the largest single calendar year bonus received by you from the Company with respect to any of the five (5) full calendar years preceding the date of such termination, payable over a period of twelve (12) months in regular installments in accordance with the Company’s applicable payroll practice for salaried employees, (x) for a period of twelve (12) months following such termination, have the Company make available to you at no cost (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions as would have been made available to you had you remained employed by the Company during such period, (y) for a period of twelve (12) months following the end of the period set forth in clause (x) of this sentence, have the Company make available to you at no cost basic medical and dental benefits comparable to those (and on substantially similar terms and conditions) that would have been available to you had you remained employed by the Company during such period and (z) following the end of the period set forth in clause (y) of this sentence through December 31, 2008, have the Company make available to you, at your cost and expense, basic medical and dental benefits comparable to those (and on substantially similar terms and conditions, including but not limited to contribution terms) that would have been available to you had you remained employed by the Company during such period. Except as expressly provided in the preceding sentence, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination. “Cause” shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the CEO or the Designee that remains unremedied for a period of twenty (20) days after the CEO or the Designee has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of or contractual obligation to the Company that remains unremedied for a period of twenty (20) days after the

Mr. Richard W. Pehlke

March 7, 2003

CEO or the Designee has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud. For purposes of clarity, it is expressly understood and agreed that any and all changes in the identity of the employer from TMP to one or more of its subsidiaries, successors-in-interest or assignees as described in Section 6 shall not be deemed a termination of employment by the Company hereunder. You acknowledge that the Company may deduct from amounts payable to you under this agreement any tax withholdings and payments, if any, required by law to be so deducted.

4. You acknowledge that you have not relied on any representation not set forth in this agreement. You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder. You acknowledge that the effectiveness of this agreement is expressly conditioned on your prompt execution and delivery of the Confidentiality/Non-Solicitation Agreement and Mutual Agreement to Arbitrate Claims in the forms provided by TMP.

5. If, and only if, during the term of your employment hereunder TMP consummates the Distribution through a spin-off of the bulk of its Selection operations creating a new and totally separate company (“Newco”) whose shares of common stock commence being publicly traded promptly thereafter (the “Spin-off”), you will be granted options to purchase the Specified Number (as defined below) of shares of Newco common stock at the Specified Price (as defined below) per share. The “Specified Number” is the number determined by multiplying 375,000 by a fraction, the denominator of which is the minimum number of shares of common stock of TMP which a TMP shareholder must own on the record date relating to the Spin-off in order to be entitled to at least one whole share of Newco common stock upon consummation of the Spin-off and the numerator of which is the number of whole shares of Newco common stock to which a TMP shareholder would be entitled by virtue of ownership of such minimum number of shares of common stock of TMP. The “Specified Price” is the closing price of a share of Newco common stock on the first trading day on or after the consummation of the Spin-off on which shares of Newco common stock are traded on the principal national securities exchange on which Newco common shares are listed or admitted to trading. The options will vest in [three (3)] equal annual installments commencing on the first anniversary of your first day of employment with the Company, subject to continued employment and all other terms and conditions to be set forth in an option plan and related option agreement to be provided to you by the Company.

6. As you are aware, TMP is contemplating a disposition of one or more of its Search and/or Selection operations through a spin-off or similar transaction (“Disposition”). It is expressly understood and agreed that the rights and obligations of TMP hereunder may be assigned and delegated by TMP from time to time to one or more of its subsidiaries or to successors-in-interest to or assignees of the bulk of its Selection operations, whether any such successor-in-interest or assignee arises as a consequence of a spin-off or other transaction or series of transactions. From and after the date, if any, that a successor-in-interest or assignee of the bulk of TMP’s Selection division is not a subsidiary of TMP, the term “Company” shall mean and be a reference to such successor-in-interest or assignee and TMP shall have no further liabilities for Company obligations hereunder; prior thereto, the term “Company” shall mean and

Mr. Richard W. Pehlke

March 7, 2003

be a reference to TMP. Nothing herein shall be deemed to require TMP to consummate or endeavor to consummate a Disposition of its Selection division through a spin-off or otherwise.

7. If, and only if, during the term of your employment hereunder TMP consummates the Spin-off, the Company shall use reasonable efforts to implement a deferred compensation program that would permit you to defer any portion of your base salary or bonus and invest such deferred amounts in one of three (3) investment options: (1) a money market mutual fund, (2) Newco stock or (3) options on Newco stock.

8. All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the CEO at the address set forth on the first page of this agreement (in case of notices to TMP, with a copy to Myron Olesnyckyj, TMP Worldwide Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

9. You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company. All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company’s affiliates, including but not limited to any consulting arrangement, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the State of Illinois (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally. Please understand that while it is our hope that our relationship will be a long one, your employment will be on an “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship.

Mr. Richard W. Pehlke

March 7, 2003

Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours, TMP WORLDWIDE INC.

By:	/s/ Margaretta Noonan

Name:	Margaretta Noonan
Title:	Senior Vice President – Global Human Resources

Accepted and agreed:

/s/ Richard W. Pehlke
Richard W. Pehlke

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